Execution Version
Exhibit 10.2

Agreement on Profit Based Settlement and Enoxaparin Transfer

This Agreement on Profit Based Settlement and Enoxaparin Transfer (the “Agreement”) is effective as of July 10, 2020 (the “Effective Date”) between Sandoz AG, a company organized under the laws of Switzerland, Sandoz Inc., a Colorado corporation (Sandoz AG and Sandoz Inc., collectively the “Sandoz Parties,” each individually a “Sandoz Party”) and Momenta Pharmaceuticals, Inc., a Delaware corporation (“Momenta,” collectively with the Sandoz Parties, the “Parties,” each individually a “Party.”).

WHEREAS, the Sandoz Parties and Momenta are parties to the Enoxaparin Agreement (defined below);

WHEREAS, Sandoz AG and Momenta are parties to the Glatopa Agreement (defined below);

WHEREAS, Sandoz Inc. agreed to the Settlement (defined below) in part on the condition that Momenta pay to the Sandoz Parties certain amounts described in this Agreement and transfer all assets and rights related to Enoxaparin to the Sandoz Parties as described in this Agreement;

WHEREAS, Sandoz Inc. entered into the Settlement;

WHEREAS, the Parties desire that the Enoxaparin Agreement expire as set forth below;

NOW THEREFORE, in consideration of the promises of each of the Parties to the other herein contained, it is mutually agreed as follows:

1.Definitions.

1.1.       “Action” means The Hospital Authority of Metropolitan Government of Nashville and Davidson County, Tennessee, d/b/a Nashville General Hospital and American Federation of State, County and Municipal Employees District Council 37 Health & Security Plan v. Momenta Pharmaceuticals, Inc. and Sandoz Inc., Case No. 15-cv-01100 (M.D.Tenn.)

1.2.      “Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, the specified Person. For the purposes of this definition, the term “control,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of more than fifty percent (50%) or more of voting securities or otherwise.

1.3.      “ANDA” means the Abbreviated New Drug Application No. 77-857 and all amendments, supplements and extensions thereof.

1.4.       “Books and Records” means originals, or where not available, copies, of all books and records in the form maintained by Momenta or its Affiliates that are solely related to Enoxaparin, including without limitation any Scientific and Regulatory Material.

1.5.       “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks located in New York, New York are authorized or required to be closed, as the case may be.

1.6.       “Claim” means any claim, action, suit, demand or other legal assertion or proceeding.

1.7.       “Closing Date” means July 10, 2020.

1.8.       “Confidential Information” shall include Know-How, scientific information, clinical data, efficacy and safety data, formulas, methods and processes, specifications, pricing information (including discounts, rebates and other price adjustments), the terms and conditions of this Agreement, and other terms and conditions of sales, customer information, business plans, and all other intellectual property.

1.9.       “Encumbrance” means, with respect to any asset, any imperfection of title, mortgage, charge, lien, security interest, easement, right of way, pledge or encumbrance of any nature whatsoever.

1.10.       “Enoxaparin” means enoxaparin sodium injection.

1.11.       “Enoxaparin Agreement” means the Collaboration and License Agreement, dated November 1, 2003, between Sandoz AG (via assignment from Sandoz N.V. (f/k/a Biochemie West Indies, N.V.)) and Sandoz Inc. (f/k/a Geneva Pharmaceuticals, Inc.) and Momenta, as amended.

1.12.       “Enoxaparin Side Agreements” means the agreements listed on Schedule 1.12; for the avoidance of doubt, Enoxaparin Side Agreements shall not include the Joint Defense Agreement.

1.13.       “Enoxaparin IP” means any Intellectual Property Right, Know-How and Confidential Information; owned by Momenta and/or its Affiliate(s) that is related to Enoxaparin and no other pharmaceutical compound; except it shall not include the Enoxaparin Patents.

1.14.       “Enoxaparin Patents” means any Patents owned by Momenta and/or its Affiliate(s) that is related to Enoxaparin and no other pharmaceutical compound.

1.15.       “Glatopa Agreement” means the Collaboration and License Agreement, dated June 13, 2007, between Momenta and Sandoz AG, as amended.

1.16.       “Intellectual Property Rights” means, collectively, all of the following intangible legal rights worldwide, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (i) inventions, Patents, patent disclosures, patent rights, including any and all continuations, continuations-in-part, divisionals, reissues, reexaminations, utility model, industrial designs and design patents or any extensions thereof, (ii) rights associated with works of authorship, including without limitation, copyrights, copyright applications and copyright registrations, (iii) rights in trademarks, trademark registrations and applications therefor, trade names, service marks, service names, logos, or trade dress, (iv) rights relating to the protection of formulae, trade secrets, and (v) all other intellectual or proprietary rights worldwide.

1.17.       “Joint Defense Agreement” means the Joint Defense Agreement, dated January 9, 2018, between (i) Choate, Hall & Stewart, LLP and Axinn, Veltrop & Harkrider LLP (on their own behalf and on behalf of Momenta Pharmaceuticals, Inc., and (ii) Alston & Bird LLP (on its own behalf and on behalf of Sandoz Inc.).

1.18.       “Know-How” means any information or material that is confidential and proprietary, including, without limitation, ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, devices, equipment, process conditions, algorithms, notation systems, works of authorship, computer programs, technologies, formulas, techniques, methods, procedures, assay systems, applications, data, documentation, reports, chemical compounds, products and formulations, whether patentable or otherwise. Know-How shall also include non-Confidential Information and material to the extent such information and material first lost its confidentiality by virtue of its disclosure in an issued patent or published patent application, a filing with a regulatory authority or as part of a legal proceeding.

1.19.       “Liabilities” means any and all debts, liabilities and obligations of any kind, nature, character or description, whether accrued or fixed, absolute or contingent, matured or unmatured, or known or unknown.

1.20.       “Licensed IP Contracts” means the agreements listed on Schedule 11.2.4.

1.21.       “Losses” means any and all damages, losses, Liabilities, claims, judgments, penalties, payments, interest, costs and expenses (including reasonable and documented legal fees, accountants’ fees and expert witnesses’ fees and expenses incurred in investigating and/or prosecuting any claim for indemnification).

1.22.       “Other Patents” means any Patent that is owned by Momenta and/or its Affiliate(s) that is related to Enoxaparin and at least one other pharmaceutical compound.

1.23.       "Patents" means all patents and patent applications, including provisional and nonprovisional patent applications, and including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reversions, reexaminations, reissues or additions, of or to any of the foregoing items, and all rights and priorities afforded under any applicable law with respect thereto.

1.24.       “Permitted Encumbrances” means (a) any minor imperfections of title or similar Encumbrance that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the value or materially interfere with the use of, the Transferred Assets, (b) Encumbrances for Taxes that are not yet due and payable, and (c) Encumbrances that will be released at the Closing Date.

1.25.       “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.26.       “Re-launch” means a commercial sale to a Third Party in the Territory by the Sandoz Parties, its Affiliates and/or distributors; provided however that sales for test marketing, clinical-trial purposes or compassionate use shall not constitute a Re-launch.

1.27.       “Settlement” means the settlement agreement executed on December 10, 2019, by and between Sandoz Inc. and Plaintiffs resolving the Action against Sandoz Inc.

1.28.       “Scientific and Regulatory Material” means all technological, scientific, development, chemical, biological, pharmacological, toxicological, regulatory, clinical trial materials, product safety related information (including periodic safety update reports and adverse event database information), written correspondence with any Governmental Entity and other data, files, records and other information (in any form or medium, wherever located) similar to the foregoing.

1.29.       “Tax(es)” means all Federal, state, local and foreign taxes, customs, duties, governmental fees and assessments, including all interest, penalties and additions with respect thereto.

1.30.       “Territory” shall mean the fifty states of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, Guam, American Samoa, the U.S. Virgin Islands and all territories and possessions of the United States of America, and United States military bases.

1.31.       “Third Party” means any Person other than a Party or any of its Affiliates.

1.32.       “Transferred Assets” means, subject to Section 4, the following assets, as the same exist on the Closing Date: (i) any rights to commercialize, sell, offer for sale, promote, develop, make or have made Enoxaparin; (ii) any Enoxaparin IP; and (iii) any Books and Records.

2.Profit Based Settlement.

2.1.       Subject to Section 2.2, following the Closing Date, but no earlier than January 1, 2021, any amounts owed by Sandoz AG to Momenta under the Glatopa Agreement shall be reduced by an amount up to the Profit Based Settlement (defined below). In applying such Profit Based Settlement, any amounts owed by Sandoz AG to Momenta under the Glatopa Agreement in any specific calendar quarter shall not be reduced by more than fifty percent (50%) of what would otherwise have been paid to Momenta if not for application of the Profit Based Settlement, and in such event the amount owed by Sandoz AG to Momenta under the Glatopa Agreement in future calendar quarters shall be reduced by an amount equal to the remainder of the Profit Based Settlement that was not recovered by Sandoz AG in the previous calendar quarter(s) until the full Profit Based Settlement is recovered by Sandoz AG.

2.2.       “Profit Based Settlement” means an aggregate amount of Five Million US Dollars ($5,000,000); provided that in the event that the Sandoz Parties Re-launch generic Enoxaparin in the Territory under the ANDA prior to the $5,000,000 being recovered by Sandoz AG under Section 2.1, then in each calendar quarter following January 1, 2021 until the aggregate Profit Based Settlement is recovered, the recoverable Profit Based Settlement amount shall be reduced by the amount of “Profit Interest” (as defined in the Enoxaparin Agreement as adjusted by Schedule 4.3 of the Enoxaparin Agreement) on post-Closing Date sales of generic Enoxaparin under the ANDA in the Territory in such calendar quarter (if any) that would have been owed by the Sandoz Parties to Momenta had the Enoxaparin Agreement not been terminated, with such Profit Interest from such sales between the Closing Date and December 31, 2020 (if any) being applied to the calculation of Profit Based Settlement in the first calendar quarter of 2021. For the avoidance of doubt, following the Closing Date, the Sandoz Parties shall not owe Momenta any Profit Interest for Enoxaparin sales post-Closing Date except as provided in this Section 2.2.

3.Transferred Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Momenta will sell, assign, transfer, convey and deliver to Sandoz AG, and Sandoz AG will purchase, acquire and accept, all right, title and interest of Momenta and its Affiliates in, to and under the Transferred Assets free and clear of all Encumbrances other than Permitted Encumbrances.

4.Enoxaparin Patent License; Option to Acquire; Licensed IP Contracts.

4.1.       Patent License. Effective on the Closing Date, Momenta hereby grants to Sandoz AG a worldwide, perpetual, irrevocable, sublicensable, royalty free, fully paid-up, license to the Enoxaparin Patents and Other Patents for the purposes of developing, researching, manufacturing, having manufactured, using, selling, offering to sell, promoting, importing, and distributing Enoxaparin for the Territory (the “Patent License”).

4.2.       Enoxaparin Patents Option.

4.2.1.  Patent Option. Effective on the Closing Date, Momenta hereby grants to Sandoz AG an option to acquire, at no additional consideration, all of Momenta’s right title and interest in and to the Enoxaparin Patents (the “Patent Option”). In order to exercise the Patent Option, Sandoz AG must provide written notice to Momenta (a “Patent Option Notice”) at any time following the Closing Date and prior to the first anniversary of the Closing Date (the “Patent Option Period”).

4.2.1.1.       In the event Sandoz AG provides Momenta with a Patent Option Notice prior to the expiry of the Patent Option Period, then within ten (10) Business Days of Momenta’s receipt of the Patent Option Notice, Sandoz AG and Momenta shall execute a Patent Assignment in the form attached as Exhibit A (the “Patent Assignment”), with such Patent Assignment being effective upon the later of the Closing Date or the date Momenta received the Patent Option Notice.

4.2.1.2.       As of the effective date of the Patent Assignment, the Enoxaparin Patents shall be deemed to be Transferred Assets for all purposes of this Agreement.

4.2.2.  Patent Maintenance Costs. During the Patent Option Period Momenta shall, at Momenta’s own cost, maintain the Enoxaparin Patents in full force and effect. Following the Patent Option Period, Momenta shall have no obligation to maintain the Enoxaparin Patents. Notwithstanding anything in this section 4.2.2 to the contrary, in the event that Sandoz provides a Patent Option Notice during the Patent Option Period, then Momenta shall continue to maintain the Enoxaparin Patents until the effective date of the applicable Patent Assignment. For the sake of clarity, Momenta shall at no time have an obligation to maintain the Other Patents.

4.3.       Licensed IP Contracts Option.

4.3.1.  Contract Option. Effective on the Closing Date, Momenta hereby grants to the Sandoz Parties an option to have Momenta assign to either Sandoz Party, at no additional consideration, all Momenta’s right title and interest in and to the Licensed IP Contracts (the “Contract Option”). In order to exercise the Contract Option, Sandoz AG must provide written notice to Momenta (a “Contract Option Notice”) at any time following the Closing Date and prior to July 30, 2020 (the “Contract Option Period”).

4.3.1.1.       In the event a Sandoz Party provides Momenta with a Contract Option Notice prior to the expiry of the Contract Option Period, then within ten (10) Business Days of Momenta’s receipt of the Contract Option Notice, such Sandoz Party and Momenta shall execute a Contract Assignment in the form attached as Exhibit B (the “Contract Assignment”), with such Contract Assignment being effective upon the later of the Closing Date or the date Momenta received the Contract Option Notice.

4.3.1.2.       As of the effective date of the Contract Assignment, the Licensed IP Contracts shall be deemed to be Transferred Assets for all purposes of this Agreement.

4.3.2.  Licensed IP Contract Maintenance Costs. Subject to 4.3.3 below, during the Contract Option Period Momenta shall, at Momenta’s own cost, maintain the Licensed IP Contracts in full force and effect and shall not materially breach the Licensed IP Contracts. Subject to 4.3.3 below, following the Contract Option Period, Momenta shall have no obligation to maintain the Licensed IP Contracts. Notwithstanding anything in this section 4.3.2 to the contrary, in the event that Sandoz provides a Contract Option Notice during the Contract Option Period, then Momenta shall continue to maintain the Licensed IP Contracts in full force and effect and shall not materially breach the Licensed IP Contracts until the effective date of the applicable Contract Assignment.

4.3.3.  Consent; Pass-Through. In the event that a Sandoz Party exercises its Contract Option, and any Licensed IP Contract requires consent to assign, then:

4.3.3.1.       Momenta shall use commercially reasonable efforts to obtain such consents.

4.3.3.2.       Until the earlier of the end of the term of the Licensed IP Contract, and the date such Licensed IP Contract is assigned following receipt of the necessary consent (the “Pass-Through Period”); Momenta shall maintain the Licensed IP Contracts in full force and effect in the ordinary course;

4.3.3.3.       During the Pass-Through Period, Momenta shall, to the extent permissible under applicable law, provide a pass-through arrangement under which Momenta would exclusively provide the Sandoz Parties with all rights and operational control over the Licensed IP Contract requiring consent to assign and the Sandoz Parties would, subject to Section 12, hold Momenta harmless against any maintenance costs and royalties arising under such Licensed IP Contract during the Pass-Through Period.

5.Expiration of Enoxaparin Agreements. Upon the Closing Date, the Enoxaparin Agreement and Enoxaparin Side Letters shall be deemed to have expired effective on the Closing Date. For the avoidance of doubt, this Agreement shall not amend or terminate the Joint Defense Agreement. Section 11.8 (Survival) of the Enoxaparin Agreement shall be deleted in its entirety, and replaced with the following: “11.8 Survival. The following provisions shall survive expiration: Articles 1 and 10 (except for all purposes under the Enoxaparin Agreement, “Confidential Information” shall not include any Transferred Assets), Sections 11.8, 14.1, 14.6, 14.8, 14.9, 14.11, 14.17 and 14.19.”

6.Mutual Release. Upon the Closing Date, Sandoz AG and its Affiliates, and Momenta and its Affiliates each shall forever release and hold harmless the other (and such other Party’s Affiliates) from and with respect to all claims of any sort arising from or related to the Enoxaparin Agreement except for claims for indemnification under Section 12 of this Agreement.

7.Closing. The closing of the sale and transfer of the Transferred Assets will take place upon the Closing Date (the “Closing”).

8.Assumption of Certain Liabilities and Obligations.

8.1.       Assumed Liabilities. On the Closing Date, Sandoz AG will assume, be responsible for and pay, perform and/or otherwise discharge when due those Liabilities (including any Liabilities arising in respect of Taxes) of Momenta or its Affiliates directly arising out of or in connection with or directly related to the ownership or use of the Transferred Assets arising on or after the Closing Date (collectively, the “Assumed Liabilities”).

8.2.       Excluded Liabilities. Except to the extent expressly included in the Assumed Liabilities, Sandoz AG will not assume or be responsible or liable for any Liabilities of Momenta or its Affiliates, and shall in no event assume or be responsible or liable for Momenta’s Taxes (collectively, the “Excluded Liabilities”).

9.Covenant Not to Sue. On or after the Closing Date, Momenta shall not, and shall cause its Affiliates not to, bring any suits or claims, or cause or support any licensee or other Third Party to bring any suits or claims, against the Sandoz Parties or their Affiliates, their manufacturers, importers, distributors and customers, alleging that the development, manufacture, use, sale, offer for sale of Enoxaparin infringes or misappropriates any Intellectual Property Rights owned, licensed, sublicensed or controlled by Momenta or any of its Affiliates.

10.Closing Deliverables. At the Closing, Momenta shall deliver or cause to be delivered to the Sandoz Parties one (1) physical and / or electronic copy (as available) of the Books and Records (to the extent not already earlier shared with or in the possession of the Sandoz Parties).

11.Representations and Warranties.

11.1.       Mutual Representations and Warranties. Each of the Parties represents and warrants to the other Party that, as of the Closing Date:

11.1.1. such Party has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby;

11.1.2.  neither the execution and delivery of this Agreement by such Party, nor its performance hereunder, conflicts with or will result in any violation or breach of, or constitutes (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound; or to its best knowledge, violates any applicable law;

11.1.3.  this Agreement is a legal, valid and binding agreement of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (including concepts of materiality, reasonableness, good faith and fair dealing), regardless of whether considered in a proceeding in equity or at law; and

11.1.4.  such Party has not, directly or indirectly, entered into any contract or any other transaction with any third party that conflicts or derogates from its undertakings hereunder.

11.2.      Momenta Representations and Warranties. Momenta represents and warrants to the Sandoz Parties that:

11.2.1. Title to Transferred Assets. As of the Closing Date, Momenta has good and valid title to all of the Transferred Assets free and clear of all Encumbrances, other than Permitted Encumbrances.

11.2.2. Litigation. As of the Closing Date: (i) except for the Action, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation (other than ordinary course patent prosecution proceedings) of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Momenta’s knowledge, threatened, against Momenta or its Affiliates in connection with the Transferred Assets; and (ii) except for the Action, Momenta has not received any written notice of any threatened claims or litigation seeking to invalidate or otherwise challenge the enforceability of any Intellectual Property Rights that are Transferred Assets, and, to its knowledge, none of the Patents that are Transferred Assets are subject to any pending reexamination, opposition, interference or litigation proceedings.

11.2.3. Material Contracts. As of the Closing Date, except for the agreements listed on Schedule 11.2.3 (the “Material Contracts”), neither Momenta, nor its Affiliates, has any material agreements with a Third Party (other than Licensed IP Contracts) relating to Enoxaparin, and Momenta has provided the Sandoz Parties with access to true, correct and complete copies of the Material Contracts.

11.2.4. Licensed IP Contracts. As of the Closing Date: (i) Schedule 11.2.4 sets forth a complete and accurate list of all agreements under which Momenta licenses Intellectual Property Rights from a Third Party that relates to Enoxaparin (the “Licensed IP Contracts”); (ii) Momenta has provided the Sandoz Parties with access to true, correct and complete copies of the Licensed IP Contracts; (iii) the Licensed IP Contracts are valid, binding and enforceable in accordance with their respective terms; (iv) Momenta is not in material breach of any Licensed IP Contract; (v) Momenta has not received any written notice of any breach by Momenta of a Licensed IP Contract and (vi) to Momenta’s knowledge, no counter-party to a Licensed IP Contract is in material breach of any such Licensed IP Contract.

11.2.5. Sufficiency of Intellectual Property Rights. To Momenta’s knowledge, the Enoxaparin IP, Patent License, and Licensed IP Contracts are sufficient Intellectual Property Rights to develop, research, manufacture, have manufactured, use, sell, offer to sell, promote, import, and distribute Enoxaparin under the ANDA for the Territory.

11.2.6. Enoxaparin Patents. Schedule 11.2.6 sets forth a complete and accurate list of all Enoxaparin Patents.

11.2.7. No Other IP Assets. Except for the Enoxaparin IP, the Enoxaparin Patents, the Other Patents and the Licensed IP Contracts, Momenta does not own, license or sublicense from a Third Party, any Intellectual Property Rights related to Enoxaparin.

11.3.      Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS SECTION 11, THE PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

12.Indemnification.

12.1.      Indemnification by Momenta. Momenta hereby agrees that from and after the Closing Date, Momenta shall indemnify, defend and hold harmless the Sandoz Parties and their Affiliates and their respective officers, directors and employees (the “Sandoz Indemnified Parties”) against any Losses to the extent such Losses arise from the following: (i) any breach by Momenta (or its Affiliate(s)) of any representation or warranty in this Agreement; (ii) any breach by Momenta (or its Affiliate(s)) of any of its covenants, agreements or obligations in this Agreement; (iii) any and all Excluded Liabilities (except to the extent that such Liabilities are subject to an indemnification obligation by the Sandoz Parties under Section 12.2); (iv) any Third Party Claims arising from a pre-Closing breach by Momenta (or its Affiliate(s)) of the Enoxaparin Agreement; and (v) in the event that a Sandoz Party exercises the Contract Option, any breach by Momenta (or its Affiliate(s)) of the Licensed IP Contracts before Momenta’s receipt of the Contract Option Notice.

12.2.     Indemnification by Sandoz Parties. The Sandoz Parties hereby agree that from and after the Closing Date, the Sandoz Parties shall indemnify, defend and hold harmless Momenta and its Affiliates and their respective officers, directors and employees (the “Momenta Indemnified Parties”) against any Losses to the extent such Losses arise from the following: (i) any breach by the Sandoz Parties (or its Affiliate(s)) of any representation or warranty made by it in this Agreement; (ii) any breach by the Sandoz Parties (or its Affiliate(s)) of any of its covenants, agreements or obligations in this Agreement; (iii) any and all Assumed Liabilities (except to the extent that such Liabilities are subject to an indemnification obligation by Momenta under Section 12.1); (iv) any Third Party Claims relating to the post-Closing development, commercialization or marketing of Enoxaparin by the Sandoz Parties (or its Affiliate(s)); (v) any Third Party Claims arising from any pre-Closing breach by the Sandoz Parties (or its Affiliate(s)) of the Enoxaparin Agreement; (vi) any Third Party Claims arising from any pre-Closing property damage or personal injury (including, without limitation, death) resulting from the development, use, manufacture, sale, offering for sale or importation of the Product (as defined in the Enoxaparin Agreement) by the Sandoz Parties or their Affiliates or Third Party contractors or distributors; and (vii) in the event that a Sandoz Party exercises the Contract Option, any breach by the Sandoz Parties (or its Affiliate(s)) of the Licensed IP Contracts on or after Momenta’s receipt of the Contract Option Notice.

Sandoz Indemnified Parties and Momenta Indemnified Parties are sometimes referred to herein as “Indemnified Parties.”

12.3.     Indemnification Procedure.

12.3.1. In order for an Indemnified Party to be entitled to any indemnification provided for under this Agreement, such Indemnified Party will, within a reasonable period of time following the discovery of the matters giving rise to any Losses, notify the indemnifying party under this Section 12.3 (the “Indemnifying Party”) in writing of its claim for indemnification for such Losses, specifying in reasonable detail the nature of such Losses and the amount of the liability estimated to accrue therefrom; provided, however, that failure to give such notification will not affect the indemnification provided hereunder, except to the extent the Indemnifying Party will have been prejudiced as a result of such failure. Thereafter, the Indemnified Party will deliver to the Indemnifying Party, within a reasonable period of time after the Indemnified Party’s receipt of such request, all information and documentation reasonably requested by the Indemnifying Party with respect to such Losses.

12.3.2. If the indemnification sought pursuant hereto involves a claim made by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party will be entitled to assume the defense of such Third Party Claim at its own expense with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense (which expense shall not constitute a Loss), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the reasonable and documented fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party will have failed to give notice of the Third Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third Party Claim, all of the parties hereto will cooperate in the defense or prosecution thereof. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, it will defend or prosecute it diligently and the Indemnifying Party will obtain the prior written consent of the Indemnified Party (not to be unreasonably withheld) before entering into any settlement, compromise or discharge of such Third Party Claim if (i) such settlement, compromise or discharge does not relate solely to monetary damages, (ii) such settlement, compromise or discharge does not expressly unconditionally and completely release the Indemnified Party from all Losses and liabilities with respect to such Third Party Claim and (iii) the Indemnifying Party is not directly paying the full amount of the Losses in connection with such Third Party Claim. Whether or not the Indemnifying Party will have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (not to be unreasonably withheld).

13.Transition Services. Momenta will use commercially reasonable efforts to effect an orderly transfer of the Transferred Assets to Sandoz AG under this Agreement as soon as practicable following the Closing Date. Momenta will provide reasonable cooperation and assistance to the Sandoz Parties (at Momenta’s own cost except as specifically set forth on Schedule 13) including making reasonably available Momenta personnel, in connection with such transfer of the Transferred Assets. Momenta shall provide the transition services as set forth on Schedule 13 (“Transition Services”).

14.Non-Competition. Following the Closing Date, and for a period of three (3) years following the Sandoz Parties’ Re-launch of generic Enoxaparin in the Territory, except as required to provide the Transition Services under this Agreement, Momenta shall not, and shall cause its Affiliates not to, directly or indirectly, itself or with a Third Party, develop, make, have made, sell, offer to sell, promote, import or distribute in or for the Territory any generic pharmaceutical product containing Enoxaparin.

15.Miscellaneous

15.1.      Arbitration. Any disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the rules. The legal place of arbitration shall be Toronto, Canada. The language of the arbitration shall be English.

15.2.      Governing Law. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, U.S.A. applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any Party’s performance hereunder.

15.3.      Injunctive Relief. Either Party may seek in a court of competent jurisdiction or as part of the arbitration proceedings, immediate injunctive or other provisional relief as necessary to enforce the terms of this Agreement.  The Parties hereto acknowledge and agree that any breach of the terms of this Agreement could give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to obtain preliminary or injunctive relief and to enforce the terms of this Agreement by a decree of specific performance without payment of a bond or surety.  Any request to a court of competent jurisdiction for relief as set forth in this paragraph shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

15.4.     Publicity. Neither Party will make any public announcement concerning, or otherwise publicly disclose, any information with respect to the transactions contemplated by this Agreement or any of the terms and conditions hereof without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld. Notwithstanding the foregoing, either Party may make any public disclosure concerning the transactions contemplated hereby that in the view of such Party’s legal counsel may be required by applicable law or the rules of any stock exchange on which such Party’s or its Affiliates’ securities trade; provided, however, the Party making such disclosure will provide the non-disclosing Party with a copy of the intended disclosure reasonably, and to the extent practicable, prior to public dissemination, and the Parties hereto will coordinate with one another regarding the timing, form and content of such disclosure.

15.5.     Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that after the Closing Date, (i) the Sandoz Parties may assign its rights and obligations under this Agreement as it relates to Enoxaparin and the Transferred Assets without the prior written consent of Momenta, and (ii) either Party may without the consent of the other assign its rights and obligations under this Agreement in connection with a merger or sale of such Party or all or substantially all of the assets to which this Agreement relates, provided, however, that in the event of an assignment under this clause (ii) by Momenta, the assignee has agreed to assume all obligations of Momenta under this Agreement. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Any assignments that are not in compliance with this Section 16.5 shall be void.

15.6.     Entire Agreement. This Agreement, including any schedules or exhibits hereto, contains the entire agreement and understanding between the Parties relating to the subject matter hereof, and shall supersede all prior or contemporaneous agreements and understandings, oral or written, relating to the subject matter hereof and any inconsistent terms of any subsequent invoice, purchase order or similar document. Neither Party shall be liable or bound to the other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein. For the avoidance of doubt, nothing herein is intended to supersede the Settlement, the Glatopa Agreement or the Joint Defense Agreement.

15.7.     Amendments and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. By an instrument in writing a Party may waive compliance by another Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. Any failure of a Party to enforce at any time, or for any time period, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or a waiver of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

15.8.     Nature of Relationship. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained herein shall be deemed or implied to create an independent contractor, agency, distributorship, joint venture or partnership relationship among the Parties hereto. Except as otherwise expressly provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for, or in the name of, any other Party.

15.9.     Further Actions and Documents. Each Party agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

15.10.     Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (i) on the date delivered, if personally delivered, (ii) on the Business Day after being sent by FedEx or another recognized overnight mail service which utilizes a written form of receipt for next day or next Business Day delivery, or (iii) five (5) Business Days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable Party at the address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

If to Sandoz AG: Sandoz AG Lichtstraβe 35 CH 4056 Basel, Switzerland Attn: CFO	If to Sandoz Inc.: Sandoz Inc. 100 College Road West Princeton, NJ 08540 Attn: President cc: General Counsel
If to Momenta Momenta Pharmaceuticals, Inc. 301 Binney Street Cambridge, MA 02142 Attn: President & CEO cc: Chief Legal Officer

15.11.     Counterparts; Facsimile/PDF Signature. This Agreement may be executed by the exchange of faxed executed copies, certified electronic signatures or executed copies delivered by electronic mail in Adobe Portable Document Format or similar format, and any signature transmitted by such means for the purpose of executing this Agreement shall be deemed an original signature for purposes of this Agreement. The Parties agree that the electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility pursuant to the Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000 and Uniform Electronic Transactions Act (UETA) model law or similar applicable laws.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any Party whose signature appears thereon, but all of which together shall constitute one and the same instrument.

15.12.     Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

15.13.     Headings. The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and are not part of the agreement of the Parties and shall have no effect on the meaning of the provisions hereof. All references in this Agreement to Sections or Articles are to Sections or Articles of this Agreement, unless otherwise indicated.

15.14.     Expenses. Each Party will pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby.

15.15.     Third Party Rights. Nothing in this Agreement will be deemed to create any Third Party beneficiary rights in or on behalf of any other Person.

[signature page follows]

This Agreement is entered into by the Parties as of the Effective Date.

SANDOZ INC. By: /s/ CAROL LYNCH Name: Carol Lynch Title: President, Sandoz US Head of NA	SANDOZ AG By: /s/ GEORG RIEDER Name: Georg Rieder Title: Hd Gl Funds Flow Sandoz & CFAO Sandoz By: /s/ STEPHANE KOEBERLE Name: Stephane Koeberle Title: Senior Manager Finance BD&L, Finance
MOMENTA PHARMACEUTICALS, INC. By: /s/ CRAIG A. WHEELER Name: Craig Wheeler Title: President and Chief Executive Officer

Schedule 1.12 (Enoxaparin Side Agreements)

1.Letter Agreement, dated December 1, 2010, between Sandoz Inc., Sandoz AG and Momenta Pharmaceuticals, Inc. Re: “Joint Prosecution/Common Interest Agreement, JSC Determination Pursuant to Section 8.7 of the Agreement,” from Bruce A. Leicher to Jeff George and Don DeGoyler

2.Letter Agreement, dated September 22, 2011, between Sandoz Inc., Sandoz AG and Momenta Pharmaceuticals, Inc. Re: “Joint Prosecution/Common Interest Agreement, Determination Pursuant to Section 8.7 of the Agreement,” from Bruce A. Leicher to Jeff George and Don DeGoyler

3.Letter Agreement, dated November 8, 2011, between Sandoz Inc., Sandoz AG and Momenta Pharmaceuticals, Inc. Re: “Allocation of Preliminary Injunction Bond Liability under the Joint Prosecution/Common Interest Agreement,” from Bruce A. Leicher to Jeff George and Don DeGoyler

Schedule 11.2.3 (Material Contracts)

•Master Contract Services Agreement, by and between Momenta Pharmaceuticals, Inc. and Shenzhen Techdow Pharmaceutical Co. Ltd., effective as of July 15, 2016, and all project orders and change orders executed thereunder.

Schedule 11.2.4 (Licensed IP Contracts)

•Amended and Restated Exclusive Patent License Agreement dated November 1, 2002, between Massachusetts Institute of Technology and Momenta Pharmaceuticals, Inc., as amended.

Schedule 11.2.6 (Enoxaparin Patents)

M0015	METHODS OF EVALUATING MIXTURES OF POLYSACCHARIDES-reduced end labeling (Enox)	8,101,733
M0020	Evaluating mixtures of LMWH by NMR (Enox)	7,968,082
M0025	Evaluating mixtures of LMWH by chain profiles or chain mapping (Enox)	7,790,466 7,816,144 8,252,597 8,076,149 8,617,896

Schedule 13 (Transition Services)

1.Definitions.

a.“Transition Costs” means, for calendar year 2020, a rate of $302,000 per full-time employee (to be adjusted annually per CPI), as well as Momenta’s reasonable, documented out-of-pocket costs and expenses paid to Third Parties, including but not limited to payments to Subcontractors.

b.“Transition Term” means a period beginning on the Closing Date and continuing until the earlier of: (i) Sandoz Parties’ Re-launch of generic Enoxaparin in the Territory or (ii) June 30, 2021; unless extended by mutual agreement of the Parties.

2.Transition Services. During the Transition Term, Momenta shall provide the following services (“Transition Services”) to the extent that Sandoz AG has approved payment for the same pursuant to Section 3, below:

a.At the Sandoz Parties’ reasonable request, and with mutual agreement of the related time and costs, Momenta will review and provide comments on the Sandoz Parties’ regulatory documents for submission as supplements to FDA under the ANDA.

b.At the Sandoz Parties’ reasonable request, and upon mutual agreement of the related time and costs, Momenta will participate in teleconferences or other meetings relating to the ANDA.

3.Transition Costs. Each calendar quarter during the Transition Term, Sandoz AG shall reimburse Momenta for the Transition Costs actually incurred by Momenta in providing the Transition Services. Momenta may invoice Sandoz AG for such amounts, with payment due sixty (60) calendar days following receipt of invoice. As of the Closing Date Sandoz shall have opened one or more purchase orders as may be necessary to facilitate timely payment of Transition Costs. There shall be no other payment to Momenta for the Transition Services. Momenta shall keep accurate accounts and records of all Transition Services provided and all costs and expenses incurred consistent with the ordinary course and past practice of Momenta.

4.Audit. From the Closing Date until one (1) years after the end of the Transition Term, the Sandoz Parties shall have the right, upon sixty (60) days prior written notice, to have an independent certified public accounting firm inspect Momenta (and its Affiliates or their Subcontractors’) records with respect to the Transition Costs. Momenta shall (and shall cause its Affiliates and Subcontractors to) permit such independent certified public accounting firm to have reasonable confidential access to such records during normal business hours.

5.Performance Standards. Momenta shall provide the Transition Services with at least the degree of skill and care that Momenta would exercise in carrying out similar services for Momenta’s own business and in accordance with applicable laws.

6.Subcontractors. Momenta may only engage a Third Party or Affiliate (“Subcontractors”) to perform all or any portion of the Transition Services upon prior written consent of Sandoz AG (not to be unreasonable withheld, delayed or conditioned). In the event Momenta engages a Subcontractor with the prior written consent of Sandoz AG, (i) Momenta shall cause such Subcontractor to agree to be bound by confidentiality obligations and (ii) Momenta shall remain responsible for the performance of each of such Subcontractor and the compliance of such Subcontractor with all applicable provisions of this Agreement. Sandoz AG consents to the use of consulting services by Richard Sachleben, PhD, and Mani Iyer, PhD, each to serve as a Subcontractor for the provision of Transition Services.

7.Debarred. During the Transition Term, Momenta shall not become, and shall not use a Subcontractor for the Transition Services, a Person who has been (i) debarred under the U.S. Generic Drug Enforcement Act, 21 USC §335a(k)(1) or (ii) convicted of a crime as defined under the U. S. Generic Drug Enforcement Act.

Exhibit A (Form of Patent Assignment)

PATENT ASSIGNMENT

This Patent Assignment (this "Assignment") is effective as of [__________], 20[__] (the "Effective Date"), by and between Momenta Pharmaceuticals, Inc., a Delaware corporation ("Seller"), and Sandoz AG, a company organized under the laws of Switzerland ("Purchaser"). Seller and Purchaser are sometimes referred to herein individually as a "Party" and collectively as the "Parties." Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement (as defined herein).

RECITALS:

WHEREAS, Seller and Purchaser are Parties to that certain Agreement on Profit Based Settlement and Enoxaparin Transfer, entered into as of July 10, 2020 (the "Purchase Agreement"); and

WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to provide Purchaser with an Patent Option (as defined in the Purchase Agreement) to acquire all of Seller's right, title and interest in and to the Patents (collectively, the "Assigned Patent Rights"), as identified on Schedule A hereto, subject to the terms and conditions of the Purchase Agreement; and

WHEREAS, Purchaser has provided written notice to Seller that Purchaser is exercising the Patent Option;

WHEREAS, pursuant to the Purchase Agreement, Seller and Purchaser have agreed to enter into this Assignment;

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.Conveyance. Seller hereby sells, assigns, transfers, and conveys to Purchaser, and Purchaser hereby accepts, Seller's entire right, title and interest on the Effective Date in, to and under (a) the Assigned Patent Rights, (b) divisionals, continuations, and continuations-in-part that claim priority to any Assigned Patent Rights to the extent the claims thereof are entirely supported (in accordance with the laws of the jurisdiction in which such patent was granted and such application is pending) by such Assigned Patent Rights, (c) reissues, renewals, reexaminations, substitutions, extensions, or additions of the Assigned Patent Rights to the extent the claims thereof are entirely supported (in accordance with the laws of the jurisdiction in which such patent was granted and such application is pending) by such Assigned Patent Rights, (d) foreign equivalents of the Assigned Patent Rights to the extent the claims thereof are entirely supported (in accordance with the laws of the jurisdiction in which such patent was granted and such application is pending) by such Assigned Patent Rights, (e) rights to apply for, prosecute and obtain patents in respect of any of the inventions in any country of the world to the extent the claims thereof are fully supported by the Assigned Patent Rights, including the right to claim priority from the Assigned Patent Rights under the Paris Convention for the Protection of lndustrial Property and under any and all other applicable treaties and agreements which afford similar priority-claiming privileges in all countries of the world, and (f) all rights accruing under, and causes of action and other remedies with respect to, the foregoing, including the right to sue for and to recover damages and other remedies in respect of any past, present or future infringement or other unauthorized use of the Assigned Patent Rights.

2.Issuance and Recordation. Seller hereby authorizes and requests the Commissioner of Patents and Trademarks of the United States and any official of any foreign country whose duty it is to issue patents on applications as described above, to issue any and all Assigned Patent Rights to Purchaser, its successors and assigns. Seller hereby requests the Commissioner of Patents and Trademarks of the United States, and the corresponding entities or agencies in any applicable foreign jurisdiction, to record Purchaser as the purchaser and owner of the Assigned Patent Rights. Purchaser shall have the right to record this Assignment with all applicable governmental authorities and registrars so as to perfect its ownership of the Assigned Patent Rights.

3.No Modification. The Parties acknowledge and agree that this Assignment is entered into pursuant to the Purchase Agreement, and nothing contained in this Assignment is intended to or shall be deemed to modify, alter, amend or otherwise change any of the rights or obligations of Purchaser or Seller under the Purchase Agreement.

4.Successors and Assigns. This Assignment shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

5.Counterparts. This Assignment may be executed in counterparts (including by facsimile or electronic .pdf submission), each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy or otherwise) to the other Party, it being understood that both Parties need not sign the same counterpart.

6.Interpretation. The heading references herein are for convenience purposes only, do not constitute a part of this Assignment and shall not be deemed to limit or affect any of the provisions hereof.

7.Further Assurances. Upon Purchaser's request and at Seller’s expense, Seller agrees to provide reasonable cooperation and assistance as is reasonably required by Purchaser to effect and register the rights assigned herein (including to execute, acknowledge, and deliver such other documents and take such other actions as may be reasonably required), provide testimony, and, in general, provide all lawful cooperation reasonably requested by Purchaser to prosecute and enforce the Assigned Patent Rights, and to carry out and fulfill the purposes and intent of this Assignment of the Assigned Patent Rights.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Assignment to be executed by their duly authorized representatives as of the Effective Date.

SANDOZ AG By: __________________ Name: _______________ Title: _________________ By: __________________ Name: _______________ Title: _________________	MOMENTA PHARMACEUTICALS, INC. By: __________________ Name: _______________ Title: _________________

Schedule A to Patent Assignment

M0015	METHODS OF EVALUATING MIXTURES OF POLYSACCHARIDES-reduced end labeling (Enox)	8,101,733
M0020	Evaluating mixtures of LMWH by NMR (Enox)	7,968,082
M0025	Evaluating mixtures of LMWH by chain profiles or chain mapping (Enox)	7,790,466 7,816,144 8,252,597 8,076,149 8,617,896

Exhibit B (Form of Contract Assignment)

CONTRACT ASSIGNMENT

This Contract Assignment (this "Assignment") is effective as of [__________], 20[__] (the "Effective Date"), by and between Momenta Pharmaceuticals, Inc., a Delaware corporation ("Assignor"), and [Sandoz AG, a company organized under the laws of Switzerland / Sandoz Inc., a Colorado corporation] ("Assignee"). Assignor and Assignee are sometimes referred to herein individually as a "Party" and collectively as the "Parties." Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement (as defined herein).

RECITALS:

WHEREAS, Assignor and Assignee are Parties to that certain Agreement on Profit Based Settlement and Enoxaparin Transfer, entered into as of July 10, 2020 (the "Purchase Agreement"); and

WHEREAS, pursuant to the Purchase Agreement, Assignor has agreed to provide Assignee with a Contract Option (as defined in the Purchase Agreement) to acquire all of Assignor's right, title and interest in and to the Licensed IP Contracts (collectively, the "Assigned Contracts"), as identified on Schedule A hereto, subject to the terms and conditions of the Purchase Agreement; and

WHEREAS, Assignee has provided written notice to Assignor that Assignee is exercising the Contract Option;

WHEREAS, pursuant to the Purchase Agreement, Assignor and Assignee have agreed to enter into this Assignment;

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained herein, and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Parties hereby agree as follows:
1.Assignment.
a.Assignor hereby assigns and transfers absolutely to Assignee the Assigned Contracts and all of its: (i) rights under the Assigned Contracts; and (ii) obligations, debts and liabilities under, or related to, the Assigned Contracts (“Liabilities”) relating to periods on or after the Effective Date; and
b.Assignee shall enjoy all the rights, benefits and obligations of Assignor under the Assigned Contracts with effect as of the Effective Date, and all references to Assignor in the Assigned Contracts shall be read and construed as references to Assignee.
2.Assumption. Assignee hereby accepts the assignment of the Assigned Contracts and all of Assignor’s rights and obligations under the Assigned Contracts, with effect as of the Effective Date, and agrees to assume and discharge and perform when due all of Assignor’s liabilities thereunder as if Assignee were, and had originally been, a party to the Assigned Contracts in place of Assignor.

3.Liabilities. Nothing in this Assignment shall be construed as: (i) requiring Assignee to observe, perform or discharge any obligation created by or arising under the Assigned Contracts falling due for performance, or which should have been performed, before the Effective Date; or (ii) making Assignee liable for any liabilities, claims or demands arising in relation to the Assigned Contracts to the extent they are the result of, or otherwise relate to an act, omission, fact, matter, circumstance or event undertaken, occurring, in existence or arising before the Effective Date.

4.Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon the Parties and their respective successors and permitted assigns.

5.Arbitration. Any disputes arising out of or in connection with this Assignment shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the rules. The legal place of arbitration shall be Toronto, Canada. The language of the arbitration shall be English.

6.Governing Law. This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, U.S.A. applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof. The Parties expressly agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any Party’s performance hereunder.

7.Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefore of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

8.Entire Agreement. This Assignment, including any schedules or exhibits hereto, and the Purchase Agreement contains the entire agreement and understanding between the Parties relating to the subject matter hereof, and shall supersede all prior or contemporaneous agreements and understandings, oral or written, relating to the subject matter hereof and any inconsistent terms of any subsequent invoice, purchase order or similar document.

9.Counterparts; Facsimile/PDF Signature. This Assignment may be executed by the exchange of faxed executed copies, certified electronic signatures or executed copies delivered by electronic mail in Adobe Portable Document Format or similar format, and any signature transmitted by such means for the purpose of executing this Assignment shall be deemed an original signature for purposes of this Assignment. The Parties agree that the electronic signatures appearing on this Assignment are the same as handwritten signatures for the purposes of validity, enforceability and admissibility pursuant to the Electronic Signatures in Global and National Commerce (ESIGN) Act of 2000 and Uniform

Electronic Transactions Act (UETA) model law or similar applicable laws.  This Assignment may be executed in two or more counterparts, each of which shall be deemed an original as against any Party whose signature appears thereon, but all of which together shall constitute one and the same instrument.

[Signature page follows]

This Assignment is entered into by the Parties as of the Effective Date.

[SANDOZ INC. By: __________________ Name: _______________ Title: _________________]	[SANDOZ AG By: __________________ Name: _______________ Title: _________________ By: __________________ Name: _______________ Title: _________________]
MOMENTA PHARMACEUTICALS, INC. By: __________________ Name: _______________ Title: _________________

Schedule A to Contract Assignment

•Amended and Restated Exclusive Patent License Agreement dated November 1, 2002, between Massachusetts Institute of Technology and Momenta Pharmaceuticals, Inc., as amended.